As filed with the Securities and Exchange Commission on August 14, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

INDEPENDENCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
________________________

South Carolina	6021	20-1734180
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

500 East Washington Street
Greenville, SC 29601
(864) 672-1776
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________________

Gordon A. Baird
Chief Executive Officer
Independence Bancshares, Inc.
500 East Washington Street
Greenville, SC 29601
(864) 672-1776
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________

Copies to:
Neil E. Grayson
Benjamin A. Barnhill
Nelson Mullins Riley & Scarborough LLP
104 S. Main Street
Greenville, SC 29601
Telephone: (864) 250-2235
Facsimile: (864) 250-2925
________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)
___________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee(1)
Series A convertible preferred stock, $0.01 per	8,425	$1,000	$8,425,000	$980
share par value (2)
Common stock, $0.01 per share par value	10,531,250(3)	—	—	(4)
(1)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the maximum aggregate offering price.
(2)	In accordance with Rule 457(i) under the Securities Act, this registration statement also registers the shares of our common stock that are initially issuable upon conversion of the Series A convertible preferred stock registered hereby. The number of shares of our common stock issuable upon such conversion is subject to adjustment upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion of the Series A convertible preferred stock as a result of such adjustments.
(3)	Reflects shares of underlying common stock into which the Series A convertible preferred stock convert.
(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the preferred stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 14, 2015

INDEPENDENCE BANCSHARES, INC.
(d/b/a nD bancgroup)

8,425 Shares of Series A Convertible Preferred Stock
10,531,250 Shares of Common Stock

This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus of up to an aggregate of 8,425 shares of our convertible preferred stock, Series A (“Series A Shares”) issued to the selling shareholders in a private placement, and 10,531,250 shares of underlying common stock issuable upon conversion of the Series A Shares. In this prospectus, we refer to the Series A Shares and the underlying shares of common stock issuable upon conversion of the Series A Shares collectively as the “Securities”. We are registering the offer and sale of the Securities covered by this prospectus to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the Securities by selling shareholders, but we are bearing the expenses of registration.

There is currently no established market for the Series A Shares. We do not intend to apply for listing of the Series A Shares on any securities exchange or for inclusion of the Series A Shares in any automated quotation system. Our common stock is currently quoted on the OTCQB under the symbol “IEBS”. On Aug. 13, 2015, the closing price of our common stock as reported by the OTCQB was $0.54 per share.

The selling shareholders may offer and sell the Securities from time to time at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices.

Investing in the Securities involves various risks. Before buying any of the Securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” of this prospectus and in the sections entitled “Risk Factors” in our most recent Form 10-K and in any quarterly reports on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission (the “SEC”) nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The date of this prospectus is August 14, 2015.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We do not take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

In this prospectus, the words “we,” “us,” “our” and similar terms refer to Independence Bancshares, Inc. (which we refer to as the “Company”) and its wholly owned subsidiary, Independence National Bank (which we refer to as our “Bank”), collectively unless the context provides otherwise.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this document, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may relate to our financial condition, results of operation, plans, objectives, or future performance. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “believe,” “continue,” “assume,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause our actual results to differ from those anticipated in our forward-looking statements include, but are not limited, to the following:

●	our anticipated strategies for growth and sources of new operating revenues;
●	risks and uncertainties related to potentially listing our shares on a national securities exchange;
●	our expectations regarding our operating revenues, expenses, effective tax rates, and other results of operations;
●	our current and future products and services and plans to develop and promote them;
●	risks and uncertainties related to capital expenditures and our estimates regarding our capital expenditures;
●	increased cybersecurity risks, potential business disruptions or financial losses and changes in technology;
●	risks and uncertainties related to our ability to comply with regulations;
●	risks and uncertainties related to changes in economic conditions;
●	risks and uncertainties related to our liquidity, working capital requirements and access to funding;
●	risks and uncertainties related to credit losses;
●	the rate of delinquencies and amount of loans charged-off;
●	risks and uncertainties related to allowances for loan losses and loan loss provisions;
●	the lack of loan growth in recent years;
●	our ability to attract and retain key personnel;
●	our ability to protect, use, develop, market and otherwise exploit our proprietary technology and intellectual property;
●	risks and uncertainties related to our ability to retain our existing customers;

●	increases in competitive pressure in the banking and financial services industries;
●	adverse changes in asset quality and resulting credit risk related losses and expenses;
●	changes in the interest rate environment, business conditions, inflation and changes in monetary and tax policies;
●	changes in political, legislative or regulatory conditions;
●	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
●	changes in deposit flows;
●	changes in accounting policies and practices; and
●	other risks and uncertainties detailed in our annual reports on Form 10-K and, from time to time, in our other filings with the SEC.

All forward-looking statements in this prospectus are based on information available to us as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations will be achieved. For additional information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the “Risk Factors” section in this prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

To understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those statements set forth or incorporated by reference into this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated into this prospectus, especially the information presented under the heading “Risk Factors.”

General

Independence Bancshares, Inc. is a South Carolina corporation organized to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act of 1996, and to own and control all of the capital stock of Independence National Bank. The Bank is a national association organized under the laws of the United States and opened for business on May 16, 2005. It is primarily engaged in the business of banking and providing services related to banking including accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans, principally in Greenville County, South Carolina.

We began offering digital banking, payments and transaction services in October 2013 on a limited basis and are focused on expanding and growing this line of business (the “digital banking business”). In addition to the online bill pay, person-to-person payments, ACH services, debit and credit cards, and merchant services, we now also offer mobile bill pay and person-to-person payments as well as mobile remote deposit capture. In conjunction with our efforts to pursue these opportunities, we have begun offering services under the trade name “nD bancgroup” and have taken steps to protect our intellectual property rights to that name.

Series A Private Placement

On May 14, 2015, we issued 8,425 Series A Shares to certain institutional investors and members of our management for cash proceeds of approximately $8,425,000, at a price of $1,000 per share (the “Series A Private Placement”). In connection with the offering, we paid commissions in the aggregate amount of 5% of the offering. The issuance of the Series A Shares was not registered under the Securities Act, or the securities laws of any state, and the Securities were offered and sold in reliance on exemptions from registration, including Section 4(a)(2).

The price of the Series A Shares was determined by us based on a variety of factors, including:

●	the results of negotiations with investors in the Series A Private Placement;
●	an analysis of peer banks and other methodologies by the placement agents;
●	the earnings per share and the per share book value of our common shares;
●	the trading history of our common shares;
●	our operating history and prospects for future earnings;
●	our current performance;
●	the prospects of the banking industry in which we compete;
●	the general condition of the securities markets at the time of the Series A Private Placement; and
●	the prices of equity securities and equity equivalent securities of comparable companies.

Current market price was not the most significant factor in the board’s price setting determination because our shares are thinly traded and trades can artificially influence our share price in any one day. Instead, one of the most significant of the above factors was our negotiations with investors in the Series A Private Placement. These were arms-length negotiations with independent, third parties that we believe provided definitive evidence of what a willing buyer is prepared to pay for our shares based on that buyer’s evaluation of the Company.

The Company intends to use the proceeds from the Series A Private Placement for general corporate purposes, including, but not limited to, supporting the Company’s expansion of its digital banking business. We granted registration rights to the investors in the Series A Private Placement, and are filing this registration statement to satisfy those rights.

Corporate Information

Our corporate headquarters is located at 500 East Washington Street, Greenville, South Carolina, 29601, and our telephone number is (864) 672-1776. Our Bank website is located at www.independencenb.com, and a website of our Company is located at www.ndbancgroup.com. The information on these websites is not incorporated by reference into this prospectus. We have included our website addresses in this prospectus solely as an inactive textual reference.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors” for a discussion of the risks related to an investment in the Securities.

THE OFFERING

Series A Shares offered by the selling shareholders	8,425 shares

Common stock offered by the selling shareholders (upon conversion of the Series A Shares)	10,531,250 shares

Selling shareholders	See “Selling Shareholders” beginning on page __. The selling shareholders include certain members of our management.

Securities outstanding	8,425 Series A Shares

20,502,760 shares of common stock

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Liquidation Preference	The Series A Shares have a liquidation preference of $1,000 per share.

Dividends	Non-cumulative dividends are payable at a rate of 6% per annum on the Series A Shares, when and if declared.

We do not anticipate paying dividends in the near future on the Series A Shares or the common stock.

Redemption and Conversion	We have the option to redeem any or all of the outstanding Series A Shares at $1,000 per share at any time, subject to advance notice. The holders of the Series A Shares have the option to elect conversion prior to any such redemption.

Each Series A Share is convertible, at the holder’s option, into 1,250 shares of our common stock, and the Series A Shares are automatically converted upon the satisfaction of certain conditions.

Ranking of the Series A Shares	The Series A Shares rank senior to our common stock with respect to dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

Voting Rights of the Securities	The Series A Shares vote together with the common stock as a single class on an as-converted basis, but vote as a separate class on matters that could adversely affect the Series A Shares.

Shares of common stock are entitled to one vote per share.

Market for the Securities	There is currently no established market for the Series A Shares. We do not intend to apply for listing of the Series A Shares on any securities exchange or for inclusion of the Series A Shares in any automated quotation system.

Our common stock is not listed on any national securities exchange. Our common stock is quoted on the OTCQB under the symbol “IEBS”.

Currently, the average daily trading volume for our common shares is less than larger financial institutions. Due to this relatively small trading volume, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

Risk factors	You should read the “Risk Factors” below, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in the Securities.

RISK FACTORS

The following risk factors and other information included in this prospectus should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently now to us or that we currently deem immaterial may also impact our business operations. If any of the following risks occur, our business, financial condition, operating results, and cash flows could be materially adversely affected.

Risks Related to Our Commercial Banking Business

If we do not generate positive earnings and cash flow, there will be an adverse effect on our future results of operations.

For the years ended December 31, 2014 and 2013, we incurred net losses of $6.5 million and $6.0 million, respectively. For 2014, the $6.5 million loss was largely due to $4.9 million in expenses for product research and development relating to our technology and infrastructure investments and $651,038 in expenses related to real estate owned. For 2013, the $6.0 million loss was largely due to $3.0 million in expenses for product research and development relating to our technology and infrastructure investments and $1.5 million in expenses related to real estate owned, and approximately $0.5 million in expenses related to equity-based compensation and benefits. For the quarter ended March 31, 2015 we incurred a net loss of $363,641, down from $1.3 million for the quarter ended March 31, 2014. The reduction in loss was attributable to a reduction in expenses related to research and development while the Company primarily focused on raising capital.

The Company is not currently generating any significant cash flows from its activities. Therefore, the Company will need to produce cash flows to sustain our operations, raise capital or we will need to reduce or discontinue certain activities. In addition, the Bank may incur future credit costs, which could adversely affect the Bank’s financial condition, results of operations, and the value of our common stock.

Personnel departures could adversely affect our business, financial condition and operating results.

Personnel departures could disrupt our operations, affect employee morale, lead to attrition beyond planned reductions and affect our ability to attract new highly skilled employees. If we experience these or other adverse consequences our business, financial condition and operating results could be harmed.

The planned expansion of our digital banking, payments and transaction services business could strain management resources and distract the management team from our traditional banking business.

We began offering digital banking, payments and transaction services in October 2013 on a limited basis and are focused on expanding and growing this line of business. The challenges of expanding this line of business could strain management resources, distract the management team and disrupt our traditional banking business. For example, we or the Bank may need to obtain approval from the OCC or the Federal Reserve to significantly expand these services, which could require significant management engagement. In addition, we will need to establish robust compliance controls and procedures in connection with the expansion of the digital banking, payments, and transaction services business. As a result, management may need to focus on training and managing an increasing number of employees. A prolonged strain on management resources or distraction of management’s attention, and any delays or difficulties encountered in connection with the expansion of this line of business, could have a material adverse effect on our overall business, financial condition and results of operations.

Working capital needs could adversely affect our results of operations and financial condition.

The Company is not currently generating significant cash flows from its activities. Therefore, although we raised $8,425,000 in the Series A Private Placement, due to the uncertainty of amounts needed for future research and development expenses as well as the timing and amount of cash that might be received from the conversion of the held for sale assets, the current run rate on fixed expenses, and regulatory restrictions, the Company may need to raise additional capital or make a modification of its expenses in the foreseeable future in order to maintain sufficient working capital to continue to fund its current level of activities.

The Bank’s primary funding sources are customer deposits and loan repayments. Deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Scheduled loan repayments are a relatively stable source of funds; however, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors outside of our control, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Accordingly, the Bank may be required from time to time to rely on secondary sources of working capital to meet withdrawal demands or otherwise fund operations. Those sources may include borrowings from the Federal Home Loan Bank or Federal Reserve, federal funds lines of credit from correspondent banks and brokered deposits, to the extent allowable by regulatory authorities. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future working capital demands, particularly if the Bank were to experience atypical deposit withdrawal demands, increased loan demand or if regulatory decisions should limit available funding sources such as brokered deposits. The Bank may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should those sources not be adequate.

A continuation of the current low interest rate environment or subsequent movements in interest rates may have an adverse effect on our profitability.

Changes in the interest rate environment may materially affect our business. Changes in interest rates affect the following areas, among others, of our business:

●	the level of net interest income we earn;
●	the volume of loans originated and prepayment of loans;
●	the market value of our securities holdings; and
●	gains from sales of loans and securities.

In recent years, it has been the policy of the Federal Reserve to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, yields on securities purchased, and market rates on the loans originated, have been at levels lower than were available prior to 2008. Consequently, the average yield on our interest-earning assets has decreased during the recent low interest rate environment. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets; however, our ability to lower interest expense has been limited at these interest rate levels, while the average yield on interest-earning assets has continued to decrease. If a low interest rate environment persists, net interest income may further decrease, which may have an adverse effect on our profitability.

Our net interest margin would narrow if the cost of funding increases without a correlative increase in the interest we earn from loans and investments. Because we rely extensively on deposits to fund operations, our cost of funding would increase if there is an increase in the interest rate we are required to pay customers to retain their deposits. In addition, if the interest rates we are required to pay in respect of other sources of funding, either in the interbank or capital markets, increases, our cost of funding would increase. If either of these risks occurs, our net interest margin would narrow without a correlative increase in the interest we earn from loans and investments. Our assets currently reprice faster than our liabilities, which would result in a benefit to net interest income as interest rates rise; however, the benefit from rising rates could be less than assumed as interest rates rise if increased competition for deposits causes the deposit expense to rise faster than assumed.

In addition, increases in interest rates may decrease customer demand for loans as the higher cost of obtaining credit may deter customers from new loans. Further, higher interest rates might also lead to an increased number of delinquent loans and defaults, which would impact the value of our loans.

We cannot control or predict with certainty changes in interest rates. Global, national, regional and local economic conditions, competitive pressures and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. Although we have policies and procedures designed to manage the risks associated with changes in market interest rates, changes in interest rates still may have an adverse effect on profitability.

If our assumptions regarding borrower behavior are wrong or overall economic conditions are significantly different than we anticipate, then risk mitigation may be insufficient to protect against interest rate risk and net income would be adversely affected.

Competition with other financial institutions may have an adverse effect on our ability to retain and grow our client base, which could have a negative effect on our financial condition or results of operations.

The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated businesses to compete with us. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than the Bank. In addition, competition has increased from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect other smaller institutions to try to compete in the markets we serve. This competition could reduce our net income by decreasing the number and size of the loans that the Bank originates and the interest rates the Bank charges on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits the Bank attracts or require it to increase rates to retain existing deposits or attract new deposits.

Increased deposit competition could adversely affect the Bank’s ability to generate the funds necessary for lending operations, which could increase the cost of funds.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding.

Checking and savings account balances and other forms of client deposits could decrease if clients perceive alternative investments, such as the stock market, provide superior expected returns. When clients move money out of bank deposits in favor of alternative investments, we can lose a relatively inexpensive source of funds, increasing our funding costs.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, the Bank is required to pay quarterly deposit insurance premium assessments to the FDIC. Although the Bank cannot predict what the insurance assessment rates will be in the future, deterioration in the Bank’s risk-based capital ratios or adjustments to the base assessment rates could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be adversely affected by credit exposures to other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by the Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Bank. Any such losses could have a material adverse effect on our financial condition and results of operations.

We are subject to a variety of operational risks, including reputational risk, legal risk and regulatory and compliance risk, and the risk of fraud or theft by employees or outsiders, which may adversely affect business and results of operations.

We are exposed to many types of operational risks, including reputational risk, legal, regulatory and compliance risk, the risk of fraud or theft by employees or outsiders, including unauthorized transactions by employees, or operational errors, such as clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. In addition, negative public opinion can adversely affect our ability to attract and keep customers and can expose it to litigation and regulatory action. Actual or alleged conduct by us can result in negative public opinion about our other business. Negative public opinion could also affect our credit ratings, which are important to its access to unsecured wholesale borrowings.

Our business involves storing and processing sensitive consumer and business customer data. If personal, nonpublic, confidential or proprietary information of customers in its possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.

Because the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process transactions and its large transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We also may be subject to disruptions of operating systems arising from events that are wholly or partially beyond our control, such as computer viruses, electrical or telecommunications outages, natural disasters, or other damage to property or physical assets which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that its external vendors may be unable to fulfill our contractual obligations, or will be subject to the same risk of fraud or operational errors by their respective employees as it is, and to the risk that our, or our vendors’, business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability to operate our business, as well as potential liability to clients, reputational damage and regulatory intervention, which could adversely affect our business, financial condition or results of operations.

Our operational or security systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in customer relationship management, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

If our nonperforming assets increase, earnings will be adversely affected.

At March 31, 2015, our nonperforming assets (which consist of nonaccrual loans and other real estate owned) totaled $2.5 million, or 2.6% of total assets. At December 31, 2014, our nonperforming assets were $3.1 million, or 3.1% of total assets. Our nonperforming assets adversely affect our net income in various ways:

●	We do not record interest income on nonaccrual loans or real estate owned.
●	We must provide for probable loan losses through a current period charge to the provision for loan losses.
●	Noninterest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values.
●	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to other real estate owned.
●	The resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our results of operations.

If we are unable to generate additional noninterest income, it could have a material adverse effect on our Business.

In order to thrive in a competitive banking market, we will need to general additional sources of noninterest income. For the quarters ended March 31, 2015 and 2014, we generated $144,206 and $184,425, respectively. For the years ended December 31, 2014 and 2013, we generated noninterest income of $424,095 and $225,144, respectively. Our largest component of noninterest income is residential loan origination fees. Due to the changes in mortgage loan underwriting and compensation regulations, as well as customer demand, there can be no assurance that the Bank will continue to generate additional residential loan origination fees.

We intend to enhance our ability to generate additional noninterest income, including through offering consumer finance, payments, digital banking and transaction services. We also expect to offer other products and services which may include secured credit cards, general purpose reloadable prepaid cards, loyalty cards and services. To the extent we propose to offer these services through the Bank, the Bank must obtain OCC nonobjection to expand its existing business model, and there can be no assurance that the Bank will receive OCC nonobjection or be successful in implementing the steps necessary to expand our business model. If we are unable to generate additional noninterest income by expanding our business model or through other means, it could have a material adverse effect on our business.

We have previously sustained losses from a decline in credit quality and may see further losses.

Our ability to generate earnings is significantly affected by the ability to properly originate, underwrite and service loans. We have previously sustained losses primarily because borrowers, guarantors or related parties have failed to perform in accordance with the terms of their loans and we failed to detect or respond to deterioration in asset quality in a timely manner. We could sustain additional losses for these reasons. Further problems with credit quality or asset quality could cause interest income and net interest margin to further decrease, which could adversely affect our business, financial condition and results of operations. We have identified credit deficiencies with respect to certain loans in our loan portfolio which were primarily related to the downturn in the real estate industry. As a result of the decline of the residential housing market, property values for this type of collateral have declined substantially. In response to this determination, we increased our loan loss reserve throughout 2010 and 2011 to a total loan loss reserve of $2.1 million, or 2.74% of gross loans, at December 31, 2011 to address the risks inherent within our loan portfolio. Throughout 2012 and 2013, we consistently applied our formulaic methodology in calculating the reserve, and because charge offs are beginning to drop, our reserve is gradually matching the experience factors. At March 31, 2015 and December 31, 2014, our loan loss reserve was $990,000 and $1.0 million, respectively or 1.46% and 1.50% of gross loans, respectively. Although credit quality indicators generally have shown signs of stabilization, further deterioration in the South Carolina real estate market as a whole or individual deterioration in the financial condition of our borrowers may cause management to adjust its opinion of the level of credit quality in our loan portfolio. Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely affect our business, financial condition, and results of operations.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market hurt our business.

As of March 31, 2015 and December 31, 2014, approximately 75% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Due to the weakened real estate market in our primary market area over the past few years, we experienced an increase in the number of borrowers who have defaulted on their loans and a reduction in the value of the collateral securing their loans, which in turn has adversely affected our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

We are subject to certain risks related to originating and selling mortgages. We may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, or borrower fraud, and this could harm our liquidity, results of operations and financial condition.

We originate and often sell mortgage loans. When we sell mortgage loans, we are required to make customary representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our whole loan sale agreements require us to repurchase or substitute mortgage loans in the event that we breach certain of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Therefore, if a purchaser enforces its remedies against us, we may not be able to recover our losses from third parties. We have received repurchase and indemnity demands from purchasers. These have resulted in an increase in the amount of losses for repurchases. While we have taken steps to enhance its underwriting policies and procedures, these steps will not reduce risk associated with loans sold in the past. If repurchase and indemnity demands increase materially, then our results of operations may be adversely affected.

Our decisions regarding the allowance for loan losses and credit risk may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

●	the duration of the credit;
●	credit risks of a particular customer;
●	changes in economic and industry conditions; and
●	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including, but not limited to:

●	an ongoing review of the quality, mix, and size of our overall loan portfolio;
●	historical loan loss experience;
●	evaluation of economic conditions;
●	regular reviews of loan delinquencies and loan portfolio quality;
●	ongoing review of financial information provided by borrowers; and
●	the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed either our internal underwriting guidelines, supervisory guidelines, or both. We are permitted to hold loans that exceed supervisory guidelines up to 100% of our regulatory capital. We have made loans that exceed our internal guidelines to a limited number of customers who have significant liquid assets, net worth, and amounts on deposit with the Bank. As of March 31, 2015, approximately $3.2 million of our loans, or a loan balance equal to 28.1% of the Bank’s regulatory capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines. In addition, supervisory limits on commercial loan-to-value exceptions are generally set at 30% of the Bank’s capital. At March 31, 2015, $2.3 million of our commercial loans, or a loan balance equal to 20.0% of the Bank’s regulatory capital, exceeded the supervisory loan-to-value ratio. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines, our internal guidelines, or both could increase the risk of delinquencies and defaults in our portfolio.

An economic downturn, in particular an economic downturn in South Carolina, could reduce our customer base, level of deposits, and demand for financial products such as loans.

Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our markets. The economic downturn over the past few years negatively affected the markets in which we operate in South Carolina and, in turn, the quality of our loan portfolio. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. An economic downturn or prolonged recession would likely result in further deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. Interest received on loans represented approximately 89% of our interest income for the quarter ended March 31, 2015. If we experience an economic downturn or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Moreover, in many cases the value of the real estate or other collateral that secures our loans was adversely affected by the economic conditions over the past few years, and an economic downtown or a prolonged economic recession could further negatively affect such values. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. An economic downturn could, therefore, result in losses that materially and adversely affect our business.

Our small- to medium-sized business target markets may have fewer financial resources to weather financial stress.

We target the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital borrowing capacity than larger entities. If general economic conditions continue to negatively impact these businesses in the markets in which we operate, our business, financial condition, and results of operation may be adversely affected.

Lack of seasoning of loans may increase the risk of credit defaults in the future.

Due to the periodic addition of new loans in our loan portfolio, there is a relatively short credit history on some of our loans. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio includes new loans, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

The Bank faces increased risk under the terms of the CRA as it accepts additional deposits in new geographic markets.

Under the terms of the CRA, each appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank’s record in assessing and meeting the credit needs of the communities served by that bank, including low- and moderate-income neighborhoods. During these examinations, the regulatory agency rates such bank’s compliance with the CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” The regulatory agency’s assessment of the institution’s record is part of the regulatory agency’s consideration of applications to acquire, merge or consolidate with another banking institution or its holding company, or to open or relocate a branch office. As the Bank accepts additional deposits in new geographic markets, the Bank will be required to maintain an acceptable CRA rating. Maintaining an acceptable CRA rating may become more difficult as the Bank’s deposits increase across new geographic markets.

Risks Related to our Digital Banking, Payments & Transaction Services Businesses

We may face regulatory restrictions and other obstacles in expanding and growing our business model.

Our aim is to expand and grow our digital banking, payments and transaction services business as well as our consumer finance business. The Bank is subject to oversight by the OCC, and the Company is subject to oversight by the Federal Reserve, and, therefore, in many cases we must obtain prior approval or nonobjection to engage, grow, or expand our business activities. There can be no assurances that these approvals or nonobjections can be obtained or that, if they are obtained, they would be on terms that would allow us to engage in the proposed activities to the extent requested in our application.

Even if we do receive regulatory approval, there can be no assurance that we will be successful in implementing the steps necessary to expand and grow our business model. Revenues, if any, from the expanded business model may occur materially later than initial expenses from the implementation of the expanded business model. As a result, we may incur material operating losses during development, and these expenses may not be recouped if we are unsuccessful in implementation. In addition, we will remain subject to supervision by the OCC and the Federal Reserve, and this supervision could affect our ability to expand our business model. For example, the OCC or the Federal Reserve could limit our growth if it believes we are growing too quickly, especially in comparison to our banking business, or without sufficient internal controls, or it could limit the expansion of our business model if it were to conclude that we lack appropriate managerial resources and expertise, risk management controls, policies, and procedures, and other assessment tools.

We may need to raise additional capital in order to implement our growth objective to expand our business and that capital may not be available on favorable terms, if at all.

Our growth objective in expanding our business model requires additional capital. The Company does not currently generate internal capital to finance such objectives. Future business opportunities are intended to include both traditional banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. Therefore, we will need additional capital, primarily in the form of common equity, in order to support our growth and operations. Our ability to raise additional capital will depend on a number of factors, including conditions in the capital markets, which are outside of our control. There is a risk we will not be able to raise the capital we need at all or upon favorable terms. If we cannot raise this additional capital, we will not be able to implement our growth objective for our business, and we may be subject to increased regulatory supervision and restriction. These restrictions would most likely have a material adverse effect on our ability to grow and expand which would negatively impact our financial condition and results of operations.

Even if we are successful in raising additional capital, we expect operating losses on a consolidated basis to continue for a significant period of time as the Company continues to invest in product research and development and customer marketing. At times, these operating losses could be significant. On an unconsolidated basis, we continue to prioritize maintaining sustainable profitability at the Bank level, even if other operating subsidiaries or the Company operate at a loss. The Company seeks to maintain capital resources at both the Bank and at the Company, as well as at any future subsidiary, to adequately finance their operations. In order to maintain adequate capital resources and grow our business, the Company may pursue additional financings. These financings may include the offering of additional common shares, preferred shares, or the issuance of debt. These issuances would dilute the percentage ownership interests of our shareholders and could dilute the per share book value of our common stock. In addition, new investors could have rights, preferences, and privileges senior to our common stock, which may also adversely impact our current shareholders.

The market for digital banking, payments and transaction services may not develop as we expect.

Although we believe that digital banking, payments and transaction services may be a large market opportunity with potential for future growth, there can be no assurances that this industry will develop in the manner that we anticipate or, if it does, that the revenue opportunity will be significant. We will be operating from an unproven business model, and there can be no assurances that any or all of our strategies will be successful.

Our chief executive officer is also a principal of MPIB and, as such, we may be the subject of litigation in connection with MPIB, including allegations that there was a conflict of interest.

On May 14, 2015, we entered into a license agreement with MPIB pursuant to which we received a non-exclusive, non-transferable, non-sublicensable, worldwide license to use the intellectual property of MPIB related to mobile payments and digital transactions.

The license agreement will continue until the intellectual property of MPIB is purchased by the Company (the “asset purchase”), or after 18 months if the MPIB asset purchase has not been consummated by that date, or on such earlier as the parties may agree. On April 27, 2015, we submitted a proposed asset purchase agreement between us and MPIB to the Federal Reserve Bank of Richmond (the “Asset Purchase Agreement”). We intend to enter into the Asset Purchase Agreement upon receipt of nonobjection from the Federal Reserve Bank of Richmond to consummate the transaction contemplated therein.

Gordon A. Baird is the Company’s chief executive officer. Mr. Baird is also a member of MPIB, which he formed in July 2011. Accordingly, the asset purchase will be an affiliated transaction. In conjunction with its affiliated transaction policy, our board of directors appointed a committee of independent directors to engage in negotiations on our behalf with Mr. Baird and MPIB. The Company also engaged a nationally recognized valuation and accounting firm to assist in its due diligence of MPIB. Mr. Baird has not negotiated on our behalf with MPIB, and MPIB has engaged its own legal counsel. Nevertheless, because Mr. Baird is our chief executive officer, we may be subject to allegations that there was a conflict of interest arising between the duties of Mr. Baird in his role as our chief executive officer and his own personal financial and business interests as the managing member of MPIB and we may be subject to claims that the purchase price or other terms of any transaction were not fair to or in the best interest of our shareholders.

The proposed asset purchase may not materialize as we hope and could have an adverse effect on our business.

The proposed asset purchase negotiated with MPIB involves significant challenges and risks, including that the transaction will not receive regulatory approval or that, if the acquisition is approved, that it will not advance our business, that we will not realize a satisfactory return on our investment, that we experience difficulty integrating new business systems and technology, or that the transaction will divert management’s attention from our traditional banking business. Failure to manage and successfully integrate the purchased assets could materially harm our business and operating results, and there can be no assurance that pre-acquisition due diligence identified all possible issues that might arise with respect to the purchased assets.

We may not be able to attract and retain qualified personnel.

We anticipate that the success of implementing our expanded business model will be largely dependent upon our executive management team members, including Gordon A. Baird, as well as other senior executives. We will need to attract senior industry professionals with extensive banking, payment, credit, technology, and marketing expertise to join our board of directors and executive management team, and we may lack the capital or other resources necessary to recruit or retain these professionals. If we fail to attract and retain these industry professionals, we may not be able to expand our business model, which could have a material adverse effect on our business, financial condition, and results of operations. Moreover, even if we are able to grow and expand our management team by attracting these industry professionals, the resources required to retain these employees may adversely affect our operating margins. We anticipate that, we are successful in raising a material amount of additional capital and growing our business, our compensation structure, as well as our levels of compensation, will materially increase.

We may not be able to manage growth, which may adversely affect results of operations and financial condition.

Although we intend to develop our new business model in a controlled and measured manner, even modest success will nevertheless result in a significant increase in our size. There is a risk we will not be successful in expanding our business model at acceptable risk levels and upon acceptable terms or in managing the costs and implementation risks associated with the expanded business model.

We expect to depend on third-party providers, and the inability of these providers to deliver, or their refusal to deliver, necessary technological and customer services support for our systems in a timely manner at prices, quality levels, and volumes acceptable to us could have material adverse effects on our financial condition and operating results.

If we expand our business to include digital banking, payments and transaction services, we expect that we will obtain essential technological and customer services support for the systems we use from third-party providers. We also outsource check processing, check imaging, electronic bill payment, statement rendering, internal audit and other services to third-party vendors. While we believe that such providers will be able to continue to supply us with these essential services, they may be unable to do so in the short term or at prices or costs that are favorable to us, or at all. In addition, our agreements with each service provider are generally cancelable without cause by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace it with another service provider, our operations may be interrupted. In particular, while we believe that we will be able to secure alternate providers for most of this essential technological and customer services support in a relatively short time frame, qualifying alternate providers or developing our own replacement technology services may be time consuming, costly, and may force us to change our services offered. If an interruption were to continue for a significant period of time, our earnings could decrease, we could experience losses, and we could lose customers. In addition, we are obligated to exercise comprehensive risk management and oversight of third-party providers involving critical activities, including through the adoption of risk management processes commensurate with the level of risk and complexity of our third-party providers. As we develop and expand our new business model and our dependence on third-party providers increases, we will need more robust compliance policies and procedures to monitor our new business.

We will need to adequately protect our brand and the intellectual property rights related to our products and services and avoid infringing or misappropriating the intellectual property rights of others.

Our brand will be important to our business, and we intend to use trademark restrictions and other means to protect it. Our business would be harmed if we were unable to protect our brand against infringement and its value was to decrease as a result. We have filed several patents with the U.S. Patent and Trademark Office, and we will rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our products and services. There is no guarantee that any of our patent applications will result in issued patents, or if they do that they will be sufficient to allow us to enforce our rights against third parties or effectively compete. Some of our intellectual property rights may not be protected by intellectual property laws at all, particularly in foreign jurisdictions. Additionally, third parties may challenge, invalidate, circumvent, infringe, misappropriate or challenge our rights in our proprietary technology and intellectual property, or such proprietary technology or intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our products or services or design around our intellectual property, and in such cases we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights, trade secrets and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, aspects of our business and our products and services rely on technologies and intellectual property rights developed by or licensed from third parties, and we may not be able to obtain or continue to obtain licenses or access to such technologies or intellectual property from these third parties on reasonable terms or at all. The loss of our intellectual property or the inability to secure or enforce our intellectual property rights could harm our business, results of operations, financial condition and prospects.

We may, or may be alleged to, infringe, misappropriate or otherwise violate the intellectual property or other proprietary rights of others, and thus may be subject to claims by third parties. Even if such claims are without merit, they would require us to devote significant time and resources to defending against these claims or to protecting or enforcing our own rights and would result in the diversion of the time and attention of our management and employees.

Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Claims of intellectual property infringement also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any, in such circumstances, may be unable to uphold its contractual obligations. Moreover, in some cases, we may be required to indemnify our customers or other third parties from third party claims of infringement, misappropriation or other violation of intellectual property rights. Our inability to defend successfully against an infringement or misappropriation action could harm our business, results of operations, financial condition and prospects.

Additionally, we or our partners may use open source software in connection with our products and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the ownership of open source software. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. Any requirement to disclose our proprietary source code could be harmful to our business, financial condition and results of operations.

Our business is subject to laws and regulations regarding privacy, data protection, and other matters. Many of these could result in claims, changes to our business practices, increased cost of operations, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States that involve matters central to our business, including user privacy, electronic contracts and other communications, consumer protection, taxation, and online payment services. These U.S. federal and state laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. For example, the interpretation of some laws and regulations that govern mobile payments is unsettled and developments in this area could affect the manner in which market and sell our products and services. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, and a failure to comply with such laws and regulations could result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage, and hosting of sensitive information, including financial information and other sensitive information relating to our customers. As a result, we face the risk of a deliberate or unintentional incident involving unauthorized access to our computer systems that could result in misappropriation or loss of assets or sensitive information, data corruption, or other disruption of business operations. To our knowledge, the Company has not experienced a data breach. In light of this risk, we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology. We have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of sensitive information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs. Moreover, unauthorized access, use or disclosure of such sensitive information could result in significant contractual, supervisory or other liability, or exposure of our trade secrets or other confidential or proprietary information. In addition, any real or perceived compromise of our security or disclosure of sensitive information may result in lost revenues by deterring customers from using or purchasing our products and services in the future or prompting them to use competing service providers.

Our success depends in part on timely introduction of new products and technologies and our results can be impacted by the effectiveness of our significant investments in new products and technologies.

The markets for certain of our products are characterized by rapidly changing technologies and evolving industry standards. In addition, new technologies and new competitors continue to enter our markets at a faster pace than we have experienced in the past, resulting in increased competition. New products are expensive to develop and bring to market and additional complexities are added when this process is outsourced as we have done in many cases. Our success depends, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards, laws and regulations, and to address competing technological and product developments carried out by our competitors. The research and development of new, technologically-advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology and market trends. Many of our products and systems are complex and we may experience delays in completing development and introducing new products or technologies in the future. We may focus resources on technologies that do not become widely accepted or are not commercially viable or involve compliance obligations with additional areas of regulatory requirements.

Our results are subject to risks related to our significant investment in developing and introducing new products. These risks include among others: (i) difficulties and delays in the development, production, testing and marketing of products, particularly when such activities are done through the use of third-party joint developers; (ii) customer acceptance of products; (iii) the development of, approval of, and compliance with industry standards and regulatory requirements; (iv) the significant amount of resources we must devote to the development of new technologies; and (v) the ability to differentiate our products and compete with other companies in the same markets.

The expansion of our solutions and services business creates new competitors and new and increased areas of risk that we have not been exposed to in the past and that we may not be able to properly assess or mitigate.

We plan to continue to expand our solutions and services business by offering additional and expanded managed services for existing and new types of customers. The offering of services involves the integration of multiple services, multiple vendors and multiple technologies, requiring that we partner with other solutions and services providers, often on multi-year projects. In some cases we must compete with a company in some business areas and cooperate with the same company in other business areas. From time to time such projects may require that we form a joint venture with our partners. Risks associated with expanding our managed services offerings include:

●

We may be required to agree to specific performance metrics that meet the customer’s requirement for network security, availability, reliability, maintenance and support and, in some cases, if these performance metrics are not met we may not be paid.

●	The managed services business is one characterized by large subcontracting arrangements and we may not be able to obtain favorable contract terms or adequate indemnities or other protections from our subcontractors to adequately mitigate our risk to our customers.

●	We also may not be able to implement sufficient controls as a software developer and/or processor to successfully protect client data, or obtain necessary Federal Financial Institutions Examination Council compliance ratings.

●

Expansion will bring us into contact with new regulatory requirements and restrictions with which we will have to comply and may increase the costs and delay or limit the range of new solutions and services which we will be able to offer.

We may become exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

In the future, our strategy contemplates international sales of products that would cause us to receive international revenue, which will typically be denominated in U.S. dollars. Fluctuations in currency exchange rates could cause our products and services to become relatively more expensive to customers in a particular country, leading to a reduction in revenue or profitability from sales in that country. We currently do not do foreign currency exchange or enter into hedging arrangements to minimize the impact of foreign currency fluctuations. Our exposure to foreign currency fluctuation may change over time as our business practices evolve and could have a material adverse impact on our financial condition and results of operations. Gains and losses on the conversion to U.S. dollars of accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in operating results.

The Bank Secrecy Act and the implementing regulations and guidance may impose increasing compliance costs on our digital banking, payments and transaction services business, which may disrupt this business or decrease the economic return on the business.

We are subject to the BSA, as amended by the USA PATRIOT Act, and to reporting requirements related to anti-money laundering compliance obligations arising under the USA PATRIOT Act and its implementing regulations. We anticipate that our digital banking, payments and transactions services business will grow in size and complexity and may lead us to establish new nonbank subsidiaries to handle some or all of the business. As part of this growth, we are likely to engage third party vendors to a greater degree. These developments may give rise to more complicated requirements for compliance with the BSA and related anti-money laundering regulations, including possible new registration and compliance program requirements for new subsidiaries. Moreover, regardless of the growth of our business, the regulators could impose more onerous standards or undertake more aggressive enforcement of the BSA and other federal anti-money laundering and terrorist financing prevention laws. These developments could increase our compliance costs or those of our third party vendors. Any such developments might also require changes in, or place limits upon, the products and services we offer. Increases in compliance costs or restrictions on the services that we provide through our digital banking, payments and transaction services business could have a material adverse effect on our business and results of operations.

Risks Related to the Legal and Regulatory Environment

We are subject to extensive regulation that could limit or restrict our activities, have an adverse impact on our operations, and impose financial requirements or limitations on the conduct of our business.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. We are subject to Federal Reserve regulation. The Bank is subject to extensive regulation, supervision, and examination by our primary federal regulators, the OCC and the FDIC, the regulating authority that insures customer deposits. Also, as a member of the FHLB, the Bank must comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of the Bank’s depositors and the Deposit Insurance Fund and not for the benefit of our shareholders. The Bank’s activities are also regulated under consumer protection laws applicable to its lending, deposit, and other activities. A sufficient claim against the Bank under these laws could have a material adverse effect on our results of operations.

Further, changes in laws, regulations and regulatory practices affecting the financial services industry could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could also result in heightened regulatory scrutiny and in sanctions by regulatory agencies (such as a memorandum of understanding, a written supervisory agreement or a cease and desist order), civil money penalties and/or reputation damage. Any of these consequences could restrict our ability to expand our business or could require us to raise additional capital or sell assets on terms that are not advantageous to us or our shareholders and could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, such violations may occur despite our best efforts.

The Dodd-Frank Act and the implementing regulations may affect our business and have a material adverse effect on the results of our operations.

On July 21, 2010, the President signed the Dodd-Frank Act into law, which made wide-ranging changes to the regulation and supervision of banking and other financial institutions. Although much of the Dodd-Frank Act is designed to address systemic risks presented by the very largest banking and financial institutions, the law has begun to have an impact on the ways in which we do business. As the regulators continue to implement the law, they may impose new costs that will adversely affect the results of our operations. The Dodd-Frank Act notably creates a new Consumer Financial Protection Bureau with the power to write new regulations to implement provisions in the Dodd-Frank Act relating to consumer credit and to interpret existing consumer financial laws and regulations, such as the Truth in Lending Act. The OCC will continue to monitor the Bank’s compliance with all new rules and the regulations, but the CFPB may participate in OCC examinations on a “sampling basis” and may refer potential enforcement actions against the Bank to the OCC. Certain aspects of our business and operations could be affected in particular by the Dodd-Frank Act and the implementing regulations, as follows:

●	Residential Real Estate Loans and Home Equity Loans. Title XIV of the Dodd-Frank Act imposes a wide range of new underwriting and disclosure requirements on most residential mortgage lending, and the CFPB recently complete a series of rulemakings to implement these provisions, most of which took effect in January 2014. The new regulations have resulted in changes to our underwriting of residential mortgage loans and to our disclosures. Although we do not originate loans secured by first mortgages in any significant amount, the new rules also apply to second mortgage loans and, to a limited extent, to the HELOCs that we offer. Because the rules have only recently taken effect, we have not been able to assess their full impact, but it is possible that they will increase the costs of originating mortgage loans and HELOCs.

●

Consumer Loans. Although the Dodd-Frank Act does not explicitly require changes to the rules governing loans to consumers (other than residential mortgage loans and HELOCs), the statute transfers authority for writing the federal rules governing such loans to the CFPB from the Federal Reserve. The CFPB is perceived generally to take a more aggressive approach to the substance and application of these rules, and any changes made by the CFPB likely would impose additional compliance costs on our consumer lending business. In addition, any regulations issued by the CFPB to implement its authority to prohibit “abusive” practices, as well as unfair or deceptive ones, could result in new restrictions on and reduced profits from our consumer lending. We also could be exposed to civil actions in federal district court by the South Carolina Attorney General which (like all state attorneys general) received additional enforcement authority over national (and state) banks in the Dodd-Frank Act.

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Debit Cards. A provision of the Dodd-Frank Act, popularly known as the Durbin Amendment, directed the Federal Reserve to place limits on the interchange fees that the issuers of debit cards may charge to merchants. The Federal Reserve finalized regulations in 2011 that had the effect of reducing the economic return on our debit card business. Since that time, a group of merchants has challenged the regulations in court, seeking to require the Federal Reserve to amend the regulation to further limit interchange fees. The litigation has been largely unsuccessful so far, but the litigation has not yet come to a conclusion. It remains possible that as a result of the litigation or for other reasons, the Federal Reserve will impose greater restrictions on the interchange fees that we may charge, which would adversely affect the return on our debit card business.

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Insured Deposits. The modifications in the Dodd-Frank Act to the assessment base on which the FDIC calculates the Bank’s deposit insurance premiums may over time make the Bank’s deposit business more costly, which could have an adverse effect on our overall profitability.

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Executive Compensation. The Dodd-Frank Act gives shareholders of public companies non-binding or advisory votes on certain executive compensation matters, which a board of directors takes into account as appropriate. These provisions could hinder our ability to recruit, hire, and retain qualified senior management.

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Preemption. The Bank’s lending business relies in part on the preemption of South Carolina law by federal law, including the National Bank Act and the regulations of the OCC. The Dodd-Frank Act places restrictions on the preemption doctrine. Although the impact on national banks of the changes to the preemption doctrine has yet to be fully assessed, it is possible that the provisions of the Dodd-Frank addressing preemption could require changes to the Bank’s lending business.

New capital rules that were recently issued generally require insured depository institutions and their holding companies with total consolidated assets of $500 million or more to hold more capital. The impact of the new rules on our financial condition and operations is uncertain but could be materially adverse.

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule. The FDIC adopted the same provisions in the form of an “interim final rule” on July 9, 2013, and adopted the rule in fully final form on April 8, 2014. These rules substantially amend the regulatory risk-based capital rules applicable to the Bank. The rules phase in over time and will become fully effective in 2019. The new capital rules, as well as the existing rules, do not apply to bank holding companies with pro forma consolidated assets of less than $500 million and that are not engaged in either significant nonbanking activities or significant off-balance sheet activities. We currently qualify for this exemption, but could become subject to the rules in future if the Federal Reserve Board were to deem any new activity that we undertake to be a significant nonbanking or off-balance sheet activity. Even if we are not directly subject to the capital rules, however, because the Bank is our sole operating subsidiary, changes to the Bank’s capital by virtue of the new capital rule or otherwise will have a direct effect on our capital levels.

The final rules increase capital requirements and generally include two new capital measurements that will affect the Bank, a risk-based common equity Tier 1 ratio and a capital conservation buffer. Common Equity Tier 1 (“CET1”) capital is a subset of Tier 1 capital and is limited to common equity (plus related surplus), retained earnings, accumulated other comprehensive income and certain other items. Other instruments that have historically qualified for Tier 1 treatment, including non-cumulative perpetual preferred stock, are consigned to a category known as Additional Tier 1 capital and must be phased out over a period of nine years beginning in 2014. If we become subject to the new rules, the rules permit bank holding companies with less than $15 billion in assets to continue to include trust preferred securities and non-cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not CET1. Tier 2 capital consists of instruments that have historically been placed in Tier 2, as well as cumulative perpetual preferred stock.

The final rules adjust all three categories of capital by requiring new deductions from and adjustments to capital that will result in more stringent capital requirements and may require changes in the ways the Bank does business. Among other things, the current rule on the deduction of mortgage servicing assets from Tier 1 capital has been revised in ways that are likely to require a greater deduction than the Bank currently makes and that will require the deduction to be made from CET1. This deduction phases in over a three-year period from 2015 through 2017. The Bank has no mortgage servicing assets, and it expects to maintain any mortgage servicing assets it acquires at levels below the deduction thresholds by a combination of sales of portions of these assets from time to time either on a flowing basis as the Bank originates mortgages or through bulk sale transactions. Additionally, any gains on sale from mortgage loans sold into securitizations must be deducted in full from CET1. This requirement phases in over three years from 2015 through 2017. Under the earlier rule and through 2014, no deduction is required.

As of January 1, 2015, the minimum capital requirements for the Bank are (i) a CET1 ratio of 4.5%, (ii) a Tier 1 capital (CET1 plus Additional Tier 1 capital) of 6% (up from 4%) and (iii) a total capital ratio of 8% (the current requirement). The Bank’s leverage ratio requirement is 4%. Beginning in 2016, a capital conservation buffer will phase in over three years, ultimately resulting in a requirement of 2.5% on top of the CET1, Tier 1 and total capital requirements, resulting in a required CET1 ratio of 7%, a Tier 1 ratio of 8.5%, and a total capital ratio of 10.5%. Failure to satisfy any of these three capital requirements will result in limits on the Bank’s payment of dividends to us and the payment of discretionary bonuses. These limitations will establish a maximum percentage of eligible retained income that the Bank could use for such actions. Limits on the Bank’s ability to pay dividends or discretionary bonuses or to make capital distributions are likely in turn to affect our ability to take similar actions. While the final rules will result in higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to us or the Bank.

In addition to the higher required capital ratios and the new deductions and adjustments, the final rules increase the risk weights for certain assets, meaning that the Bank has to hold more capital against these assets. For example, commercial real estate loans that do not meet certain new underwriting requirements must be risk-weighted at 150%, rather than the prior 100%. There are also new risk weights for unsettled transactions and derivatives. The Bank also is now required to hold capital against short-term commitments that are not unconditionally cancelable; previously, there are no capital requirements for these off-balance sheet assets. All changes to the risk weights took effect in full in 2015.

In addition, in the current economic and regulatory environment, bank regulators may impose capital requirements on bank holding companies and banks that are more stringent than those required by applicable existing regulations. If the Federal Reserve board were, for example, to rescind the Small Bank Holding Company Policy Statement, we would lose our current exemption from the existing and new capital requirements. The application of more stringent capital requirements for us or the Bank could, among other things, result in lower returns on invested capital, require the issuance of additional capital, and result in regulatory actions if we or the Bank were unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, could result in management modifying our or the Bank’s business strategy and could limit our or the Bank’s ability to make distributions, including paying dividends or buying back our shares.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulation, which risk increases as we expand our business model.

The federal Bank Secrecy Act, the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the OFAC. Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Over the course of 2013, the CFPB has issued several rules on mortgage lending, notably a rule requiring all home mortgage lenders to determine a borrower’s ability to repay the loan. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. In either case, we may find it necessary to tighten our mortgage loan underwriting standards in response to the CFPB rules, which may constrain our ability to make loans consistent with our business strategies. It is our policy not to make predatory loans and to determine borrowers’ ability to repay, but the law and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely affect the Bank’s rating under the CRA and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support the Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to the Bank if the Bank experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely affect the holding company’s cash flows, financial condition, results of operations and prospects.

The downgrade of the U.S. credit rating could negatively impact our business, results of operations and financial condition.

Recent U.S. debt ceiling and budget deficit concerns, together with signs of deteriorating sovereign debt conditions in Europe, have increased the possibility of additional credit-rating downgrades and economic slowdowns in the U.S. Although U.S. lawmakers passed legislation to raise the federal debt ceiling in 2011, Standard & Poor’s Ratings Services lowered its long-term sovereign credit rating on the U.S. from “AAA” to “AA+” in August 2011. The impact of any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. The U.S. government has adopted legislation to suspend the debt limit numerous times since January 2013. Currently, the debt ceiling was suspended without conditions through March 15, 2015, but was reinstated on that date and is currently in place. Moody’s and Fitch have each warned that they may downgrade the U.S. government’s rating if the federal debt is not stabilized. A downgrade of the U.S. government’s credit rating or a default by the U.S. government to satisfy its debt obligations likely would create broader financial turmoil and uncertainty, which would weigh heavily on the global banking system. It is possible that any such impact could have a material adverse effect on our business, results of operations and financial condition.

Failure to comply with Regulation W could result in enforcement action(s) by the Federal Reserve, including civil money penalties.

The Company is a legal entity separate and distinct from the Bank. The Company and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Regulation W implements Sections 23A and 23B.

In conjunction with its digital payments business, the Company will likely engage in certain transactions with the Bank, which transactions we intend to be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with nonaffiliated companies. While we have policies and procedures in place that are designed to ensure that such transactions are done on arm’s length terms, the Federal Reserve could deem such transactions to be in violation of these laws, resulting in enforcement action(s) against the Company.

Failure to comply with government regulation and supervision could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation.

Our operations are subject to extensive regulation by federal, state, and local governmental authorities. Given the current disruption in the financial markets, we expect that the government will continue to pass new regulations and laws that will impact us. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities. Failure to comply with laws, regulations, and policies could result in sanctions by regulatory agencies, civil money penalties, and damage to our reputation. While we have policies and procedures in place that are designed to prevent violations of these laws, regulations, and policies, there can be no assurance that such violations will not occur.

Changes in accounting principles and financial reporting requirements could result in material changes to our reported results and financial condition.

U.S. GAAP and related financial reporting requirements are complex, continually evolving and may be subject to varied interpretation by the relevant authoritative bodies. Such varied interpretations could result from differing views related to specific facts and circumstances. Changes in U.S. GAAP and financial reporting requirements, or in the interpretation of U.S. GAAP or those requirements, could result in material changes to our reported results and financial condition.

Risks Related to the Securities

We are a holding company and depend on the Bank for dividends, distributions, and other payments.

Substantially all of our revenue is generated by the Bank, and consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. We are currently prohibited from paying dividends without the prior approval Federal Reserve Bank of Richmond. There can be no assurance such approvals would be granted or with regard to how long these restrictions will remain in place. In the future, any declaration and payment of cash dividends will be subject to the board’s evaluation of our operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by us in the future will also be subject to certain other legal and regulatory limitations (including the requirement that our capital be maintained at certain minimum levels) and ongoing review by our banking regulators.

We may issue additional shares of common stock to our executive officers, other employees, and directors as equity compensation, which may reduce certain shareholders’ ownership.

On February 27, 2013, we adopted a new equity incentive plan, the Independence Bancshares, Inc. 2013 Equity Incentive Plan (the “2013 Incentive Plan”), and we amended the Independence Bancshares, Inc. 2005 Stock Incentive Plan (the “2005 Incentive Plan”) to cap the number of shares issuable thereunder. The 2013 Incentive Plan reserves 2,466,720 shares for the issuance of equity compensation awards, including stock options, to our executive officers, other employees, and directors and includes an evergreen provision that provides that the number of shares of common stock available for issuance under the 2013 Incentive Plan automatically increases each time we issue additional shares of common stock so that the number of shares available for issuance under the 2013 Incentive Plan (plus any shares reserved under the 2005 Incentive Plan) continues to equal 20% of our total outstanding shares on an as-diluted basis. The 2013 Incentive Plan is an omnibus plan and therefore also provides for the issuance of other equity compensation, including restricted stock and stock appreciation rights, to our employees and directors. We anticipate that we will grant awards for virtually all of these shares to our executive officers, other employees, and directors over the next two years. In addition, we anticipate that the 2013 Incentive Plan may be amended in the future to accommodate future hires by increasing the amount and percentage that can be reserved under the plan. There is also a risk that if we conduct a stock buy-back in the future that the 20% threshold could be exceeded as a result of our repurchasing outstanding shares.

There is no liquid market for our shares.

There is currently no established trading market for the Securities. As a result, any investor in our Series A Shares and/or common stock may find it difficult or impossible to resell such shares.

Our securities are not FDIC insured.

Our securities, including the outstanding shares of common stock, are not savings or deposit accounts or other obligations of ours and are not insured by the Deposit Insurance Fund, the FDIC, or any other governmental agency, and therefore are subject to investment risk, including the possible loss of the entire investment.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for the common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades the common stock or publishes inaccurate or unfavorable research about our business, the common stock price would likely decline.

Risks Related to our Series A Shares

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of our Series A Shares will be entitled to receive liquidation payments prior to the holders of our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of our Series A Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $1,000 per share, in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock. Therefore, there can be no assurance that holders of our common stock will receive any payments upon such liquidation, dissolution or winding up.

The conversion of our Series A Shares could result in a substantial number of additional shares of our common stock being issued, which would dilute the ownership percentage of the holders of our common stock.

Our Series A Shares are convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued shares of our common stock at a conversion price of $.80 per share of common stock, subject to proportionate adjustment in the event of stock splits. The number of shares of common stock that we may be required to issue upon conversion of shares of our Series A Shares could be significant and dilutive to the holders of our common stock. In addition, such issuances could adversely affect the market price of our common stock.

We may not be able to pay dividends on the Series A Shares.

Our ability to declare and pay cash dividends on our capital stock, including the Series A Shares, may be limited by the terms of our existing indebtedness, any indentures or other financing arrangements that we enter into in the future. In the event that any of our existing indebtedness, any indentures or other financing agreements in the future restrict our ability to pay dividends in cash on the Series A Shares, we may be unable to pay dividends in cash on the Series A Shares unless we can refinance amounts outstanding under those agreements. We do not presently have the ability to declare cash dividends.

The market price of our common stock, which may fluctuate significantly, may adversely affect the market price for our Series A Shares.

We expect generally that the market price of our common stock will affect the market price of our Series A Shares more than any other single factor. This may result in greater volatility in the market price of the Series A Shares than would be expected for nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including, among other things, the following, most of which are beyond our control:

●	actual or anticipated fluctuations in our operating results or financial condition;

●	actual or perceived success of the execution of our digital payments business;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	sales of our common stock by our shareholders;

●	broad market fluctuations and general economic conditions, including volatility in the market prices of stocks generally and, in turn, our common stock; and

●	the research and reports that securities analysts publish about our company and our industry.

The issuance of the Series A Shares, and the issuance of additional shares of preferred stock in the future, may adversely affect the market price of our common stock and may negatively impact the Series A Shares.

The market price of our common stock is likely to be influenced by the Series A Shares. For example, the market price of our common stock could become more volatile and could be depressed by:

●	investors' anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Series A Shares; and

●	possible sales of our common stock by investors who view the Series A Shares as a more attractive means of equity participation in us than owning shares of our common stock;

Furthermore, if we issue additional shares of capital stock in the future that have preference over or rank pari passu with our common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of the common stock and the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may adversely affect the market price for the Series A Shares.

Similarly, the Series A Shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the Series A Shares. The terms of our Series A Shares will not restrict our ability to offer a new series of preferred stock that ranks equally with our Series A Shares in the future, other than permitting a vote on such issuance of shares in conjunction with the holders of all our common shares, if such a vote is required.

The conversion rate of the Series A Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Shares or the common stock issuable upon conversion of the Series A Shares.

The number of shares of our common stock that is entitled to be received upon conversion of the Series A Shares is subject to adjustment only for share splits and combinations, share dividends and specified other transactions. However, other events, such as employee stock option grants may not result in any adjustment. Further, if any of these other events materially and adversely affects the market price of our common stock, it may also adversely affect the market price of the Series A Shares. In addition, the terms of our Series A Shares do not restrict our ability to offer common stock or restrict the price at which we may offer such securities in the future or to engage in other transactions that could dilute our common stock.

Our Series A Shares will rank junior to all of our and our subsidiaries' liabilities, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries' assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series A Shares only after all of our liabilities have been paid. In addition, our Series A Shares will effectively rank junior to all existing and future liabilities of our subsidiaries. The rights of holders of our Series A Shares to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of our Series A Shares then outstanding.

A holder of our common shares may not receive dividends on our common stock, and the right of a holder of our common shares to receive dividends is limited by the dividend rights of the holders of shares of our outstanding preferred stock.

Generally speaking, holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. However, the right of holders of our common stock to receive dividends is subject to the preferential dividend right of the Series A Shares. The terms of our Series A Shares further limit the rights of the holders of our common stock by prohibiting our board of directors from declaring, paying or setting apart for payment any dividends on our common stock if we have not paid, in full, dividends due to the holders of our Series A Shares. As a result of these limitations, and the fact that the declaration and payment of dividends on our common stock is generally subject to the discretion of our board of directors taking into account such factors as they may consider relevant in determining whether dividends should be paid, a holder may not receive dividends on our common stock and the market price of our common stock could be adversely affected.

The Series A Shares may be redeemed by the Company at any time at the option of the Company’s board of directors, subject to the holder’s right to convert to shares of our common stock, which could force a holder of Series A Shares to convert to shares of common stock or lose a portion of the value of the securities.

Our board of directors may redeem the shares of Series A Shares at any time at a redemption price of $1,000 per share, provided that prior to such redemption the holder of the Series A Shares is given at least 30 days written notice. Depending on the per share value of a share of our common stock at such time, if our board of directors initiated such a redemption, it could force a holder of Series A Shares to convert to shares of common stock or lose a portion of the value of these securities.

The interests of our common and preferred shareholders may not always align with respect to corporate opportunity, which circumstance could make it more difficult to obtain the required board or shareholder approval to effect a transaction relating to such corporate opportunity.

In general, our board of directors has a fiduciary duty to act in the best interest of the Company and all its shareholders as a whole. Certain corporate opportunities could arise which would have disparate impact upon the two classes our capital stock. Because decisions by our board of directors could impact the holders of common and Series A shares differently, it may be difficult to obtain the required board approval for transactions relating to these corporate opportunities. Further, it could be difficult to obtain the required shareholder approvals to authorize such transactions because of the disparate impact upon the two classes our capital stock.

The Series A Shares are subject to automatic conversion into shares of our common stock in certain circumstances, including upon a contribution of capital to the Bank, which conversion would cause the holder of the Series A Shares to lose the rights and preferences of the Series A Shares.

The Series A Shares will automatically convert to common stock (i) in full if the Company’s common stock becomes listed on NASDAQ and the Company’s market capitalization of the common stock exceeds certain thresholds, (ii) in full if the Company has satisfied the ROA Test defined in the Certificate of Designations; or (iii) in full or in part (proportionally based on the outstanding Series A Shares) upon the cash investment by the Company in the Bank, in which case the number of converted Series A Shares will be equal to the invested amount divided by the conversion rate. Upon such conversion, the holder of the Series A Shares would lose the rights and preferences of the Series A Shares, including the right to a preferred dividend, a liquidation preference, and certain voting rights.

USE OF PROCEEDS

All of the Securities covered by this prospectus are being sold by the selling shareholders. We will not receive any proceeds from these sales of the Securities.

The selling shareholders will pay all expenses incurred by the selling shareholders in disposing of the Securities. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 8,425 of Series A Shares and 10,531,250 shares of common stock. We do not know when or in what amounts the selling shareholders may offer shares for sale. It is possible that the selling shareholders will not sell any or all of the Securities offered under this prospectus. Because the selling shareholders may offer all or some of the Securities pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. We have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities registered herein. Except as noted in the footnotes to the selling shareholder table, we have assumed that the selling shareholders will sell all of the Securities held by them and, therefore, will hold no shares following the offering. Except as noted in the footnotes to the selling shareholder table, each selling shareholder has requested that their full allotment of shares be registered for resale in this offering.

Each selling shareholder has represented to us that such selling shareholder is neither a broker-dealer nor an affiliate of a broker-dealer. Except as noted in the footnotes to the selling shareholder table, each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years.

The table below lists the selling shareholders and other information regarding the stock ownership of each of the selling shareholders as of July 31, 2015. The second column lists the number of Series A Shares owned by each selling shareholder. The third column lists the number of shares of common stock issuable upon conversion of all Series A Shares held by the selling shareholders on that date at the initial conversion price, without regard to any limitations on conversions or exercise. Because the conversion price of the Series A Shares may be adjusted, we may issue a number of shares of common stock that may be more or less than the number of shares being offered under this prospectus. The fourth column lists the number of shares of common stock owned by each selling shareholder. All figures relating to the common stock assume that the conversion of the Series A Shares will occur at the initial conversion price of $.80 per share. The fifth column indicates the percentage of common stock owned by each selling shareholder, assuming the conversion of the Series A Shares and based on the number of Series A Shares outstanding. The sixth column lists the Series A Shares being offered under this prospectus by each of the selling shareholders. The seventh column lists the shares of common stock being offered under this prospectus by each of the selling shareholders. The eighth and ninth columns assume the sale of all of the Securities offered by the selling shareholders under this prospectus. The tenth column indicates the percentage of common stock to be owned by each selling shareholder after completion of the offering, assuming the conversion of the Series A Shares and sale of all the shares of common stock issuable upon conversion of all Series A Shares.

All of the Securities offered under this prospectus were acquired by the selling shareholders in the Series A Private Placement. The Securities sold to the selling shareholders were sold pursuant to exemptions from registration, including Section 4(a)(2) of the Securities Act.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The figures below are based on 20,502,760 shares of common stock outstanding, plus complete conversion of 8,425 Series A shares into 10,531,250 shares of common stock.

Any selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Any revised or new information given to us by any selling shareholder will be set forth in an applicable prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The Securities being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below. Unless otherwise indicated, the mailing address for each beneficial owner is care of Independence Bancshares, Inc., 500 East Washington St., Greenville, South Carolina 29601.

Selling Shareholders

		Shares of
		Common
		Stock
		Issuable
		Upon		Percentage
		Conversion		of					Percentage
		of	Shares of	Outstanding					of
	Series A	Series A	Common	Common			Series A	Shares of	Outstanding
	Shares	Shares	Stock	Stock	Series	Shares of	Shares	Common	Common
	Owned	Owned	Owned	Owned	A	Common	Owned	Stock	Stock
	Prior to	Prior to	Prior to	Prior to	Shares	Stock	After	Owned	Owned
	the	the	the	the	Offered	Offered	the	After the	After
Name(1)	Offering	Offering	Offering	Offering(2)	Hereby	Hereby	Offering	Offering	the Offering
Aequitas	2,450	3,062,500	0	9.86%	2,450	3,062,500	0	0	0%
Capital
Opportunities
Fund, LP(3)
Ellis Family	500	625,000	0	2.01%	500	625,000	0	0	0%
Special
Investments
LP(4)
Iron Road	250	312,500	0	1%	250	312,500	0	0	0%
Multi-
Strategy Fund
LP(5)
Mendon	1,910	2,387,500	0	7.69%	1,910	2,387,500	0	0	0%
Capital
Master Fund
Ltd.(6)
Mendon	290	362,500	0	1.16%	290	362,500	0	0	0%
Capital QP
LP(7)
Ulysses	300	375,000	0	1.20%	300	375,000	0	0	0%
Offshore
Fund, Ltd.(8)
Ulysses	2,150	2,687,500	0	8.65%	2,150	2,687,500	0	0	0%
Partners,
L.P.(8)
First	100	125,000	125,000	0.80%	100	125,000	0	125,000	0.40%
Financial
Partners Fund
II LP(9)
Alvin G.	125	156,250	1,390,250	4.98%	125	156,250	0	1,390,250	4.47%
Hageman(10)
John Irwin	100	125,000	0	2.41%	100	125,000	0	0	0%
Robert B.	250	312,500	1,250,000	5.03%	250	312,500	0	1,250,000	4.02%
Willumstad
Total(11)	8,425	10,531,250	2,765,250	44.79%	8,425	10,531,250	0	2,765,250	8.90%

____________________

* Indicates less than 1%
(1) Russell Echlov, Alvin Hageman, Adam Hurwich, Keith Stock and Robert Willumstad are members of the board of directors of the Company. Mr. Echlov is an assistant portfolio manager with RMB Capital Management, LLC, an affiliate of Mendon Capital Master Fund Ltd. And Mendon Capital QP LP. Mr. Hurwich is a portfolio manager at Ulysses Management LLC, the investment manager for Ulysses Partners, L.P. and Ulysses Offshore Fund, Ltd.
(2) Assumes conversion on all Series A Shares.
(3) The general partner of Aequitas Capital Opportunities Fund, LP, is Aequitas Capital Opportunities GP, LLC (“ACOF GP”), and its investment advisor is Aequitas Investment Management, LLC (“AIM”). Both ACOF GP and AIM are subsidiaries of Aequitas Capital Management, Inc. (“ACM”). Each of ACOF GP, AIM and ACM may be deemed to be beneficial owners of the 2,450 Series A Shares and the 3,062,500 shares of common stock held directly by Aequitas Capital Opportunities Fund, LP. The principal address of each of the above entities is 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035.
(4) The managing general partner of Ellis Family Special Investments LP is Samuel H. Ellis. Samuel H. Ellis may be deemed to be the beneficial owner of the 500 Series A Shares and 625,000 shares of common stock held directly by Ellis Family Special Investments LP. The principal address of Ellis Family Special Investments LP and Samuel H. Ellis is 10 S. Wacker Drive, Suite 2675, Chicago, IL 60606.
(5) The general partner of Iron Road Multi-Strategy Fund LP is Iron Road Capital Partners LLC and its investment adviser is RMB Capital Management LLC (“RMB Capital Management”). Iron Road Capital Partners LLC is owned by RMB Capital Management. RMB Capital Management is wholly-owned by RMB Capital Holdings LLC (“RMB Holdings”). Each of the foregoing may be deemed to be beneficial owners of the 250 Series A Shares and 312,500 shares of common stock held directly by Iron Road Multi-Strategy Fund LP. The principal address of each of the above entities is 115 S. LaSalle, 34th Floor, Chicago, IL 60603.
(6) Mendon Capital Master Fund Ltd. is owned by Mendon Capital LLC and Mendon Capital Ltd., and is managed by RMB Mendon Managers LLC and subadvised by RMB Capital Management LLC (“RMB Capital Management”). RMB Mendon Managers LLC is owned by Mendon Capital Advisers Corp. (“MCA”) and RMB Capital Management. RMB Capital Management is wholly-owned by RMB Capital Holdings LLC. Each of the foregoing may be deemed to be beneficial owners of the 1,910 Series A Shares and 2,387,500 shares of common stock held directly by Mendon Capital Master Fund Ltd. The principal address of each of the above entities is 115 S. LaSalle, 34th Floor, Chicago, IL 60603, except that MCA is located at 150 Allens Creek Road, Rochester, NY 14618.
(7) Mendon Capital QP LP (“MCQP”) is owned by Mendon Capital QP Ltd., and is managed by RMB Mendon Managers LLC and subadvised by RMB Capital Management LLC (“RMB Capital Management”). RMB Mendon Managers LLC is owned by Mendon Capital Advisers Corp. (“MCA”) and RMB Capital Management. RMB Capital Management is wholly-owned by RMB Capital Holdings LLC. Each of the foregoing may be deemed to be beneficial owners of the 290 Series A Shares and 362,500 shares of common stock held directly by MCQP. The principal address of each of the above entities is 115 S. LaSalle, 34th Floor, Chicago, IL 60603, except that MCA is located at 150 Allens Creek Road, Rochester, NY 14618.
(8) Ulysses Management LLC, a Delaware limited liability company (“Ulysses Management”), in its capacity as investment manager, may be deemed to share voting and investment power over the shares beneficially owned by Ulysses Partners, L.P., a Delaware limited partnership (“Ulysses Partners”) and Ulysses Offshore Fund, Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (“Ulysses Offshore,” and collectively with Ulysses Partners, the “Ulysses Purchasers”). Joshua Nash LLC, a Delaware limited liability company (“Nash LLC”), as the managing general partner of Ulysses Partners, may be deemed to share voting and investment power over the shares beneficially owned by Ulysses Partners; and Joshua Nash, who is a United States citizen (“Mr. Nash”), as an executive of Ulysses Management, the sole member of Nash LLC and the President of Ulysses Offshore, may be deemed to share voting and investment power over the shares beneficially owned by each of Ulysses Management, Ulysses Partners and Ulysses Offshore. The address of each Ulysses Management affiliate is c/o Ulysses Management LLC, One Rockefeller Plaza, New York, New York 10020.

(9) Consists of 100 Series A Shares and 125,000 shares of common stock held by First Financial Partners Fund II, LP. Mr. Stock serves as general partner for FFP Affiliates II, LP, which in turn serves as the general partner of First Financial Partners Fund II, LP. Its address is One Stamford Forum, 201 Tresser Blvd., Stamford, CT 06901.
(10) Consists of 125 Series A Shares and 156,250 shares of common stock held directly by Alvin Hageman, 900,000 shares held by Baird Hageman & Co. Series 1, LLC and 490,250 shares individually owned by The Hageman 2013 Grantor Trust. Mr. Hageman and Gordon A. Baird are the members of the board of managers of Baird Hageman & Co., LLC and therefore share voting and investment power over the shares. The foregoing is not an admission by Mr. Hageman that he is the beneficial owner of the shares held by Baird Hageman & Co., LLC. The address of Baird Hageman & Co., LLC is c/o Baird Hageman & Co., LLC, 33 Christie Hill Road, Darien, CT 06820.
(11) For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling shareholder to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling shareholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling Securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders, or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of the Securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The selling shareholders may also sell Securities short and, if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, if necessary, the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed, to any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling

Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal fees and expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. In accordance with the registration rights agreements, we may be entitled to contribution or may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, or we may be entitled to contribution.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED
SHAREHOLDER MATTERS

Our common stock is currently quoted on the OTCQB under the symbol “IEBS,” and we have a sponsoring broker-dealer to match buy and sell orders for our common stock. Although we are quoted on the OTCQB, the trading markets on the OTCQB lack the depth, liquidity, and orderliness necessary to maintain a liquid market, and trading and quotations of our common stock have been limited and sporadic. The OTCQB prices are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The following table sets forth for the period indicated the high and low bid prices for our common stock reported by the OTCQB for the periods indicated:

2015	High	Low
Third Quarter	0.54	0.43
Second Quarter	0.56	0.42
First Quarter	0.60	0.42

2014	High	Low
Fourth Quarter	0.88	0.41
Third Quarter	1.60	0.90
Second Quarter	2.60	1.89
First Quarter	2.60	1.55

2013
Fourth Quarter	2.50	1.50
Third Quarter	3.00	1.00
Second Quarter	1.00	0.91
First Quarter	1.77	0.90

As of July 31, 2015, there were 20,502,760 shares of common stock outstanding held by approximately 580 shareholders of record. As of July 31, 2015, there were 8,425 Series A Shares outstanding held by approximately 11 shareholders of record, which Series A Shares were convertible into 10,531,250 shares of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future, we do not intend to declare cash dividends. We do not presently have the ability to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Our ability to pay dividends depends on the ability of the Bank to pay dividends to us. As a national bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the Bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank’s net profits to date for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. The OCC also has the authority under federal law to enjoin a national bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s Articles of Incorporation, as amended, authorize the issuance of capital stock consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, 10,000 of which are designated Preferred Stock, Series A. As of July 31, 2015, we had 20,502,760 shares of common stock and 8,425 Series A Shares issued and outstanding.

The description of our capital stock below is qualified in its entirety by reference to our Articles of Incorporation.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights

Each share of common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

In general, except as otherwise provided in our Articles of Incorporation, (i) amendments to our Articles of Incorporation must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of the Company must be approved by two-thirds of the votes entitled to be cast thereon.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws. We do not presently have the ability to declare cash dividends.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are nonassessable and noncallable.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of any preferred stock that may be issued and outstanding having preference over common shares.

Certain Ownership Restrictions

The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Series A Shares

We currently have 8,425 Series A Shares outstanding.

Dividends

Holders of Series A Shares shall be entitled to receive, on each Series A Share if, as and when declared by the board of directors or any duly authorized committee of the board of directors, but only out of assets legally available therefor, cash dividends in arrears at a rate per annum equal to 6%. Such dividends shall be payable after September 30, 2016. Dividends shall be non-cumulative. After September 30, 2016, the Company shall not declare, pay or set aside any dividends on shares of any junior stock unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Designations) the holders of the Series A Shares then outstanding first receive, or simultaneously receive, a cash dividend in arrears on each outstanding Series A Share of 6%.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Shares shall be entitled to receive any declared but unpaid dividends and out of the assets of the Company available for distribution to shareholders of the Company, subject to the rights of the holders of any class or series of securities ranking senior to the Series A Shares, the rights of the holders of any parity stock and the rights of the Company’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of any junior stock as to such distribution, payment in full of an amount equal to $1,000 per Series A Share.

If the assets of the Company or proceeds thereof are not sufficient to pay in full the liquidation preference to all holders of Series A Shares and the corresponding amounts payable with respect to any parity stock, the holders of Series A Shares and the holders of such parity stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Redemption

The Company, at the option of its board of directors, may redeem the Series A Shares at a redemption price equal to the liquidation preference of the Series A Shares at any time, and the holder has the option to elect conversion prior to such redemption.

In case of the redemption of less than all of the then-outstanding Series A Shares, the Company shall have the discretion to designate the shares to be redeemed pro rata, by lot or by a substantially equivalent method selected by the board of directors. The right of the Company to redeem all or a portion of the Series A Shares is subject to the Company having received prior approval from the Federal Reserve Board (or other applicable federal agency) if such approval is required under applicable capital guidelines or policies of the Federal Reserve Board (or other applicable federal agency).

Conversion

Each Series A Share shall be convertible into 1,250 fully paid and non-assessable shares of common stock, as adjusted. The Company may require the holder of Series A Shares to effect the conversion of its Series A Shares.

The Series A Shares will automatically convert to common stock in full if the Company’s common stock becomes listed on NASDAQ (or equivalent nationally recognized exchange) and the market capitalization of the common stock (including all shares of common stock on an as-converted basis), measured by the volume weighted average price for the 30 calendar days preceding the date of conversion, exceeds each of the liquidation value of the Series A Shares and 20% of the prior period reported GAAP balance sheet total assets; in full if the Company has satisfied the ROA Test described below and defined in the Certificate of Designations; or (iii) in full or in part (proportionally based on the outstanding Series A Shares) upon the cash investment by the Company in any of the Company’s subsidiary federally insured depository institutions, in which case the number of converted shares will be equal to the invested amount divided by the conversion rate.

The ROA Test is satisfied when the ROA Calculation exceeds 2.00% (on an annualized basis calculated by multiplying the quarterly amount by four) as reported under GAAP for any calendar reporting period. The ROA Calculation means the percentage calculated by dividing (i) the Company’s reported GAAP net income for any two consecutive quarters, as adjusted for any extraordinary non-recurring charges or gains relating to securities gains and gains on the sale of assets or their equivalent (provided, that if any single upfront payments are received during that quarter, the amount of the upfront payment shall be amortized over the life of the contract to which such payment relates), and (ii) the Company’s reported average consolidated assets, the average of which will be calculated by averaging the beginning of the period asset balance and the end of period asset balance.

To the extent a holder of any Series A Shares is required by federal banking laws to receive regulatory approval or nonobjection from a federal agency to own shares of the Company’s common stock issuable upon conversion, the Company shall not effect such conversion to common stock or redemption until the holder of such Series A Shares shall have received such approval or nonobjection.

Ranking

The Series A Shares will rank equally with any parity stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, if any, and rank senior to the common stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Voting Rights

Holders of Series A Shares vote together with the holders of common stock as a single class and on any matter that is presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting). Each Series A Share is entitled to cast the number of votes equal to the number of whole shares of common stock into which the Series A Shares are convertible.

The Company shall not amend, alter or repeal any provision of the Certificate of Designations, the Articles of Incorporation or the Bylaws in any respect so as to significantly and adversely affect the rights, preferences, privileges or voting powers of the Series A Shares without the vote or consent of the holders of at least a 66 2/3% of the Series A Shares, voting as a separate class. On each matter voted on by the holders of Series A Shares voting as a separate class, each Series A Share is entitled to one vote.

No vote or consent of the holders of Series A Shares shall be required if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of the Series A Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption.

Certain Protective Provisions

General

Our Articles of Incorporation and bylaws, as well as the South Carolina Business Corporation Act (the “SCBCA”), contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles of Incorporation and bylaws and which are provided by the SCBCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our Articles of Incorporation and bylaws and the statutory provisions contained in the SCBCA.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offering to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Number and Qualifications of Directors

The articles and bylaws provide that the number of directors shall be fixed from time to time by resolution of the directors of the Company, but may not consist of fewer than five nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with us or any of our subsidiaries (any such individual, corporation, or other entity being a “Business Competitor”) shall be eligible to serve as a director if the board of directors determines that it would not be in our best interests for such individual to serve as a director. Any financial institution having branches or affiliates within Greenville County, South Carolina, is presumed to be a Business Competitor unless the board of directors determines otherwise.

Advance Notice Requirements for Shareholder Proposals

Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder generally must submit information regarding the proposal, together with the proposal, to our corporate secretary at least 30 days and not more than 60 days in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements

Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions. A corporation may opt out of this statute pursuant to a provision in its articles of incorporation. Our Articles of Incorporation do not contain such a provision.

Factors to be Considered in Certain Transactions

Our Articles of Incorporation grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the interests of the employees, customers, suppliers, creditors, and other constituencies of the Company and its subsidiaries, the communities and geographical areas in which the Company and its subsidiaries operate or are located, and all other factors such directors consider pertinent, to the extent permitted by South Carolina law.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered by this prospectus will be passed upon by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

Our consolidated financial statements appearing in our Form 10-K for the year ended December 31, 2014 have been incorporated by reference herein in reliance upon the report of Elliott Davis Decosimo, LLC, independent registered public accounting firm, and upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents are deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

●	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 15, 2015;

●	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 13, 2015;

●	Our Current Report on Form 8-K filed with the SEC on May 15, 2015;

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Martha L. Long, Independence Bancshares, Inc., 500 East Washington Street, Greenville, South Carolina, 29601. Telephone requests for copies should be directed to Martha L. Long at (864) 672-1776.

We maintain an Internet website at www. independencenb.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is a part of this prospectus.

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

8,425 Shares of Series A Convertible Preferred Stock

10,531,250 Shares of Common Stock

PROSPECTUS

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable in connection with the registration of the Securities hereunder. Except as otherwise noted, all the expenses below have been paid by the Company.

Registrant’s legal fees and expenses*	$35,000
Registrant’s accounting fees and expenses*	4,200
Printing and EDGAR fees*	10,000
SEC registration fee	980
Other*	2,500
Total	$52,680
* Estimates

Item 14. Indemnification of Directors and Officers

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the SCBCA, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the SCBCA. Under the SCBCA, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The SCBCA permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under SCBCA.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The SCBCA also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by the Company since August 1, 2012:

On May 14, 2015, we raised $8,425,000 in Tier I capital through the sale of 8,425 Series A Shares, purchase price of $1,000 per share, which is convertible into our common stock at the rate of $0.80 per share. The Series A Shares were sold pursuant to subscription agreements with certain institutional investors and members of the Company’s management, all of whom are accredited investors. The net proceeds of the offering will be used primarily for general corporate purposes, including but not limited to supporting the Company’s expansion of its payments business. In connection with the offering, we paid commissions in the aggregate amount of 5% of the offering.

The Series A Shares have a liquidation preference of $1,000 per share and non-cumulative dividends are payable at a rate of 6% per annum when and if declared. The Series A Shares rank senior to our common stock with respect to dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. We have the option to redeem any or all the outstanding Series A Shares at $1,000 per share at any time, subject to advance notice. The holders of the Series A Shares have the option to elect conversion prior to any such redemption.

Each Series A Share is convertible, at the holder’s option, into 1,250 shares of our common stock, and the Series A Shares are automatically converted upon the satisfaction of certain conditions. The Series A Shares vote together with the common stock as a single class on an as-converted basis, but vote as a separate class on matters that could adversely affect the Series A Shares. The investors in the offering have been granted registration rights for the shares of common stock underlying the Series A Shares.

On December 31, 2012, we issued 17,648,750 shares of common stock to certain accredited and non-accredited investors, including members of the Company’s board of directors, for cash proceeds of approximately $14.1 million, at a price of $0.80 per share. In connection with the offering, the Company paid Hovde Securities, LLC, a FINRA registered broker-dealer, a commission equal to 6% of the gross proceeds from the offering. The net proceeds of the offering were used primarily for general corporate purposes, including but not limited to improving the Bank's capital levels and supporting the Company’s expansion of its payments business. In connection with this offering we granted investors registration rights. On August 1, 2013, the Company sold 769,000 shares of common stock at a price of $0.80 per share to certain existing shareholders in a follow-on public offering for gross proceeds of approximately $615,200.

The issuances reported in this Item were sold in reliance upon exemptions from registration, including Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

The financial statement schedules have been provided in the consolidated financial statements or notes thereto, which are incorporated herein by reference to our Form 10-K for the period ended December 31, 2014.

Item 17. Undertakings

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 14, 2015.

INDEPENDENCE BANCSHARES, INC.

By:	/s/ Gordon A. Baird
Gordon A. Baird
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon A. Baird, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Gordon A. Baird	Chief Executive Officer, Director (Principal Executive Officer)	August 14, 2015
Gordon A. Baird

/s/ Martha L. Long	Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2015
Martha L. Long

/s/ H. Neel Hipp, Jr.	Director	July 1, 2015
H. Neel Hipp, Jr.

/s/ Robert Willumstad	Chairman	July 1, 2015
Robert Willumstad

/s/ Alvin Hageman	Director	July 1, 2015
Alvin Hageman

/s/ Keith Stock	Director	July 2, 2015
Keith Stock

/s/ Adam G. Hurwich	Director	July 1, 2015
Adam G. Hurwich

/s/ Russell Echlov	Director	July 1, 2015
Russell Echlov

EXHIBIT INDEX

Exhibit	Description of Exhibit
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Form SB-2, File No. 333-121485, filed December 21, 2004)

3.2	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Appendix A of our Proxy Statement on Schedule 14A filed May 2, 2011)

3.3	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Form 8-K filed July 22, 2013)

3.4	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Form 8-K filed May 15, 2015)

3.5	Amended and Restated Bylaws as of March 5, 2012 (incorporated by reference to Exhibit 3.2 of our Form 10-K filed March 7, 2012)

4.1	See Exhibits 3.1 — 3.5 for provisions in our Articles of Incorporation and Bylaws defining the rights of holders of common stock and Series A convertible preferred stock

4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our Form SB-2, File No. 333- 121485, filed December 21, 2004)

4.3	Form of certificate of designation of the Series A convertible preferred stock (incorporated by reference to Exhibit 4.1 of our Form 8-K filed May 15, 2015)

5	Opinion of Nelson Mullins Riley & Scarborough LLP (with consent)

10.1	Amended and Restated Employment Agreement between Independence Bancshares, Inc. and Lawrence R. Miller dated December 10, 2008 (incorporated by reference to Exhibit 10.11 of our Form 10-K filed March 27, 2009)*

10.2	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.4 of our Form SB-2, File No. 333- 121485, filed December 21, 2004)*

10.3	2005 Stock Incentive Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.1 of our Form 10-QSB filed August 9, 2005)*

10.4	Stock Warrant Agreement between Lawrence R. Miller and Independence Bancshares, Inc. dated May 16, 2005 (incorporated by reference to Exhibit 10.2 of our Form 10-QSB filed August 9, 2005)*

10.5	Amendment No. 1 to 2005 Stock Incentive Plan (incorporated by reference to our Form 10-Q filed November 10, 2008)*

10.6	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of our Form 8-K filed January 7, 2013)

10.7	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of our Form 8-K filed January 7, 2013)

10.8	Amendment to the Amended and Restated Employment Agreement by and among Independence Bancshares, Inc. and Lawrence R. Miller. (incorporated by reference to Exhibit 10.3 of our Form 8-K filed January 7, 2013)*

10.9	Amendment No. 2 to 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of our Form 8-K filed March 5, 2013)*

10.10	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of our Form 8-K filed March 5, 2013)*

10.11	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.3 of our Form 8-K filed March 5, 2013)*

10.12	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.4 of our Form 8-K filed March 5, 2013)*

10.13	Employment Agreement by and between Independence Bancshares, Inc. and Gordon A. Baird dated March 27, 2013 (incorporated by reference to Exhibit 10.1 of our Form 8-K filed April 1, 2013)*

10.14	Change in Control Agreement by and between Independence Bancshares, Inc. and Martha L. Long dated December 19, 2014 (incorporated by reference to Exhibit 10.1 of our Form 8-K filed December 29, 2014)*

10.15	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of our Form 8-K filed May 15, 2015)

10.16	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of our Form 8-K filed May 15, 2015)

10.17	License Agreement between Independence Bancshares, Inc. and MPIB Holdings, LLC, dated May 14, 2015 (incorporated by reference to Exhibit 10.3 of our Form 8-K filed May 15, 2015)

10.18	Form of Asset Purchase Agreement between Independence Bancshares, Inc. and MPIB Holdings, LLC, submitted to the Federal Reserve Bank of Richmond (incorporated by reference to Exhibit 10.4 of our Form 8-K filed May 15, 2015)

21	Subsidiaries of Independence Bancshares, Inc. (incorporated by reference to Exhibit 21.1 of our Form 10-K filed April 15, 2015)

23.1	Consent of Elliott Davis Decosimo, LLC+

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)+

24	Power of Attorney (contained in the signature page of the registration statement)+
____________________

*	Indicates a management contract or compensatory plan or arrangement.
+	Filed herewith.